Exhibit 10.5

STOCKHOLDER AGREEMENT
BETWEEN
BRIGHTSPHERE INVESTMENT GROUP INC.
AND
PAULSON & CO. INC.
DATED AS OF MAY 17, 2019

STOCKHOLDERS AGREEMENT
THIS STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of May 17, 2019, is among BrightSphere Investment Group Inc., a Delaware corporation (the “Company”) and Paulson & Co. Inc. a Delaware corporation (on behalf of certain Related Persons, “Paulson”). This Agreement shall be effective as of the date the shareholders of BrightSphere Investment Group plc vote to approve an exchange of ordinary shares held by each of the shareholders of BrightSphere Investment Group plc for shares of common stock of the Company (the “Effective Date”).
ARTICLE 1

DEFINITIONS; RULES OF CONSTRUCTION

SECTION 1.1    Definitions.  The following terms, as used herein, have the following meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  No Person shall be deemed to be an Affiliate of another Person solely by virtue of the fact that both Persons own shares of the Company’s Capital Stock.
“Agreed Coverage” has the meaning set forth in Section 6.3(b).
“Agreement” has the meaning set forth in the preamble.
“Applicable Law” means any domestic or foreign statute, law (including the common law), ordinance, rule, regulation, published regulatory policy or guideline, order, judgment, injunction, decree, award or writ of any court, tribunal, stock exchange or other regulatory authority, arbitrator, governmental authority, or other Person having jurisdiction, or any consent, exemption, approval or license of any governmental authority that applies in whole or in part to a Party and, with respect to the Company, includes the Exchange Act, the Securities Act, the Delaware General Corporation Law, the rules of the SEC, the Investment Advisers Act of 1940, as amended, and all related regulations, guidelines and instructions and the rules of the Exchange and any other exchange or quotation system on which the securities of the Company are listed or traded from time to time.
“Board of Directors” means the Board of Directors of the Company.
“Business Day” means any day except (i) a Saturday, (ii) a Sunday, (iii) any day on which the principal office of the Company or of Paulson is not open for business, and (iv) any other day on which commercial banks in New York, New York are authorized or obligated by law or executive order to close.
“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, and any rights, warrants or options exercisable or exchangeable for or convertible into such capital stock.
“Common Stock” means the Common Stock, par value $0.001 per share, of the Company.
“Company” has the meaning set forth in the preamble.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee, or otherwise, and “Controls” and “Controlled” shall have correlative meanings.
“Coverage Change” has the meaning set forth in Section 6.3(d).
“D&O Coverage” has the meaning set forth in Section 6.3(b).
“Dispute” has the meaning set forth in Section 7.1(a).
“Dispute Notice” has the meaning set forth in Section 7.1(a).

“Dispute Party” has the meaning set forth in Section 7.1(a).
“Directors” means a member of the Board and “Directors” has a correlative meaning.
“Effective Date” has the meaning set forth in the preamble.
“Equity Award” means a grant to a Director or employee of the Company or any of its Subsidiaries of vested or unvested Capital Stock or restricted Capital Stock, options to acquire Capital Stock, restricted securities, “phantom” share options or similar interests in the Company’s Capital Stock, in each case pursuant to an equity compensation plan approved by the Board of Directors.
“Exchange” means the New York Stock Exchange.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended and the rules and regulations of the SEC promulgated thereunder
“Executive Officer” means the Chief Executive Officer, Chief Financial Officer and all other persons qualifying as “officers” of the Company for purposes of Rule 16a-1(f) under the Exchange Act.
“FAA” has the meaning set forth in Section 7.1(l).
“Fiduciary Coverage” has the meaning set forth in Section 6.3(b).
“Fund” means any pooled investment vehicle for which any Subsidiary of the Company, directly or indirectly, provides investment advisory or subadvisory services, or serves as the general partner, managing member or in any similar capacity (including any master or feeder fund, parallel fund or other alternative investment vehicle or third party co-investment vehicle).
“Independent Director” means a Director who is both (i) a NYSE Independent Director and (ii) in the case of the audit committee referred to in Section 3.2, “independent” for purposes of Rule 10A-3(b)(1) under the Exchange Act.
“M&A Transaction” means (i) any acquisition or purchase, direct or indirect, of assets of a Person (other than an immaterial amount of assets) whether or not comprising a going business, (ii) any acquisition or purchase, direct or indirect, of any equity, membership interests or voting securities of a Person, or (iii) a merger, amalgamation, consolidation, share exchange, business combination, sale of assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a Person, in each of (i), (ii) or (iii), involving the Company or any of its Subsidiaries and a buyer, seller or target company.
“NYSE Independent Director” means a Director who is “independent” within the meaning of, and determined by the Board of Directors in accordance with, Rule 303A.02 of the NYSE Manual.
“Party” and “Parties” has the respective meanings set forth in the preamble to this Agreement.
“Paulson” has the meaning set forth in the preamble.
“Paulson Director” has the meaning set forth in Section 3.1(a).
“Paulson Individual” has the meaning set forth in Section 6.3(j).
“Paulson Person” has the meaning set forth in Section 9.11(a).
“Person” means an individual, a corporation, a general or limited partnership, a limited liability company, a joint stock company, an association, a trust or any other entity or organization, including a government, a political subdivision or an agency or instrumentality thereof.
“Purchase Right Share Amount” has the meaning set forth in Section 5.2(b).
“Purchase Right Shares” has the meaning set forth in Section 5.2(a).

“Purchase Right Transaction” has the meaning set forth in Section 5.2(a).
“Registration Rights Agreement” means the registration rights agreement dated as of the date hereof between the Company and Paulson in the form attached hereto as Annex A.
“Related Person” means, with respect to Paulson, any investment fund, investment partnership, investment account or other investment Person whose investment manager, investment adviser, managing member or general partner is Paulson or a Related Person of Paulson.
“Representatives” means, with respect to any specified Person, such Person and such Person’s Affiliates, their successors and assigns and any of their respective agents, employees, stockholders, partners, members, representatives, officers, advisers and directors.
“Rules and Procedures” has the meaning set forth in Section 7.1(c).
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Second Threshold Date” means the date on which Paulson ceases to beneficially own, directly or indirectly, at least 20% of the outstanding shares of Common Stock.
“Subsidiary” means, with respect to a Person, any corporation, limited liability company, partnership, association, business, trust, joint venture, business entity or other entity of any kind or nature, of which more than fifty percent (50%) of either the equity interests or the Control is, directly or indirectly, through Subsidiaries or otherwise, beneficially owned by such Person, or of which such Person or any Subsidiary serves as the general partner (in the case of a limited partnership) or the manager or managing member (in the case of a limited liability company); provided that (i) no Fund or any Subsidiary of a Fund shall be a Subsidiary for purposes of this Agreement; (ii) the Company and its Subsidiaries shall not be deemed to be Subsidiaries of Paulson and Paulson will not be deemed to be Subsidiaries of the Companies; and (iii) for purposes of this definition, unless explicitly stated otherwise, Investment Counselors of Maryland, LLC shall be considered a “Subsidiary” of the Company.
“Third Threshold Date” means the date on which Paulson ceases to beneficially own, directly or indirectly, at least 7% of the outstanding shares of Common Stock.
SECTION 1.2 Timing of Provisions. In this Agreement, any provision which applies “until” a specified date shall apply on such specified date, and shall cease to apply on the date immediately following such specified date. If any of a Second Threshold Date or Third Threshold Date occur on the same date, Paulson shall be deemed to beneficially own the lowest number of outstanding shares of Common Stock referenced in any such defined term that is applicable to such date.

SECTION 1.3 Interpretation.

(a)In this Agreement, except as the context may otherwise require, references to:

(i) any statute, statutory provision or regulation are to the statute, statutory provision or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute or regulation includes any successor to the section; and

(ii) any governmental authority includes any successor to that governmental authority.

(b)The words “hereby”, “herein”, “hereof”, “hereunder” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

(c) The words “include”, “includes” or “including” are to be deemed followed by the words “without limitation”. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require.

(d) The table of contents and Article and Section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(e) It is the intention of the parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party, it being understood and agreed that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their respective interests and to otherwise negotiate the terms and provisions of this Agreement. Accordingly, the parties hereby waive, to the fullest extent permitted by Applicable Law, the benefit of any Applicable Law that would require that in cases of uncertainty, the language of a contract should be strictly construed against, or most strongly construed against, the party who drafted such language.

(f) No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, to the extent such action or omission would violate Applicable Law.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

SECTION 2.1 Representations. Each of the Parties hereby severally represents and warrants to each of the other Parties as follows:

(a)    it has full power and capacity to enter into and perform its obligations under this Agreement, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement by it;

(b)    this Agreement has been duly and validly authorized, executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against such party in accordance with its terms;

(c)    the execution and delivery of this Agreement and performance by such Party of its obligations under this Agreement does not conflict with, result in the breach of any of the terms or conditions of, constitute a default under or violate the organizational or constitutional documents of such party, any Applicable Law, any agreement or other document or undertaking to which such Party is a party or by which such Party or its properties or other assets is bound; and

(d) the execution and delivery of this Agreement and performance by such Party of its obligations under this Agreement does not require any shareholder or regulatory consent, approval, or authorization; provided, however, that the parties acknowledge that BrightSphere Investment Group plc, has entered or will enter into a transaction to change the jurisdiction of the parent of its corporate group from the United Kingdom to Delaware through an exchange of ordinary shares of BrightSphere Investment Group plc for shares of common stock of the Company and that such transaction requires the approval of the requisite majority of the shareholders of BrightSphere Investment Group plc.

ARTICLE 3

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

SECTION 3.1 Board of Directors.

(a) Paulson shall have the right, but not the obligation, to nominate to the Board of Directors (subject to their election by the stockholders of the Company) that number of individuals that is shown below (each such Director, a “Paulson Director”):

(i)two Directors until the Second Threshold Date;

(ii)after the Second Threshold Date and until the Third Threshold Date, one Director; and

(iii)after the Third Threshold Date, no Directors.

(b)     Until the Third Threshold Date, the Company shall cause to be filled any vacancy on the Board of Directors created by the resignation, removal or incapacity of any Paulson Director with another Paulson Director identified by Paulson and procure any removal of directors necessary to permit the appointment of any Paulson Director, to the extent Paulson would at such time have appointment rights for such Paulson Director pursuant to Section 3.1(a).

(c)    For the avoidance of doubt, Paulson Directors shall not be required to be Independent Directors or meet any standard of independence from the Company. In addition, Paulson retains and does not hereby waive any nomination rights it may have as a shareholder of the Company.

SECTION 3.2 Audit Committee Membership.  The Company undertakes that, until the Second Threshold Date, at least one member of the audit committee shall be a Paulson Director that is an Independent Director, provided (i) Paulson has designated an Independent Director to be a Paulson Director, (ii) such Paulson Director meets the standards for audit committee membership as set forth in the NYSE Manual and the rules under the Exchange Act and (iii) Paulson has notified the Company in writing that it desires a Paulson Director to be a member of the Audit Committee.

SECTION 3.3 Director Information.

(a)    Each Paulson Director shall be entitled to disclose any information and provide relevant documents and materials about the Company and its Subsidiaries to, and discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with Paulson’s officers and senior employees and professional advisers. The Company acknowledges that any Paulson Director taking action that is in accordance with the previous sentence shall not be in breach of any fiduciary, statutory, contractual or other duty.

(b)    Notwithstanding the duties owed by each of the Directors to the Company, no Paulson Director shall be required to disclose to the Company or the Board of Directors any information or documentation regarding Paulson, its Related Persons or any investors in such Related Persons.

(c)    The Company shall provide each Paulson Director with copies of all notices, minutes, consents and other materials provided by the Company to all other members of the Board of Directors (or members of any committee of the Board of Directors, as applicable) concurrently and in the same form as such materials are provided to such other members.

(d) Nothing in this Section 3.3 shall reduce or limit Paulson Directors’ access to information, reduce or limit Paulson Directors’ rights to disclose any information or create any obligation on the part of Paulson Directors to make disclosures to the Company, in each case as governed by Applicable Law.

ARTICLE 4

INFORMATION AND DISCLOSURE

SECTION 4.1 Information Rights.

(a)Without limiting any other rights that Paulson may have, whether under this Agreement or otherwise, unless otherwise requested in writing by Paulson, until the Third Threshold Date:

(i)the Company shall provide Paulson with (A) information and data reasonably requested by Paulson relating to the business and financial results of the Company and its Subsidiaries and (B) access, upon reasonable written notice and during usual business hours, to the Company’s personnel, data and systems;

(ii)the Company shall inform Paulson promptly (and in any event within three Business Days of occurrence) of any events or developments that might reasonably be expected to materially affect the Company’s consolidated financial results or otherwise be material to the Company; and
(iii)the Company shall provide, as promptly as reasonably possible (and in any event within two Business Days) of any request from Paulson (unless not reasonably available within such time, in which case as soon as possible thereafter), any information, records or documents (A) requested or demanded by any governmental, regulatory, judicial, supranational or self-regulatory authority having jurisdiction or oversight authority over Paulson or any of its Related Persons or (B) deemed necessary or advisable by Paulson in connection with any filing, report, response or communication made by Paulson or any of its Related Persons with or to an authority referred to in clause (A) of this Section 4.1(a)(iii) (whether made pursuant to specific request from such authority or in the ordinary course).

(b)In connection with the receipt of information by Paulson pursuant to this Section 4.1, Paulson shall employ reasonable procedures to restrict access to such information to only those Persons whom Paulson determines have a need to access such information. For the avoidance of doubt, the provisions of Section 8.7 hereof shall apply to all information provided to Paulson pursuant to this Section 4.1.

SECTION 4.2 Release of Information and Public Filings.

(a) Until the Second Threshold Date, the Company shall coordinate with Paulson with respect to the public release of any material information relating to the Company. The Company shall, to the extent practicable, provide Paulson with a copy of any such proposed public release no later than two (2) Business Days prior to publication, and shall consider in good faith incorporating any comments provided thereon by Paulson prior to such publication; provided, however, the Company shall have met the foregoing obligation to provide Paulson with a copy of any such proposed public release if it has provided the Paulson Directors with such copy.
(b)Notwithstanding the foregoing, in no event shall the rights set forth in this Section 4.2 apply to the extent that they would prevent the Company or Paulson from complying with its disclosure or other obligations under Applicable Law.

ARTICLE 5

SUBSEQUENT SALES OF ORDINARY SHARES
SECTION 5.1 Registration Rights. The Parties shall execute and deliver, concurrently with the execution and delivery of this Agreement, the Registration Rights Agreement.

SECTION 5.2 Preemptive Rights.

(a)As soon as practicable after determining to issue any Capital Stock or securities convertible into, exercisable or exchangeable for, Capital Stock (“Purchase Right Shares”), but in any event no fewer than twenty (20) Business Days prior to entering into a binding agreement to issue Purchase Right Shares to any Person other than Paulson or its Related Persons (a “Purchase Right Transaction”), the Company shall, in writing, offer, subject to consummation of the Purchase Right Transaction, to sell to Paulson (which offer may be assigned by Paulson to a Related Person of Paulson) the Purchase Right Share Amount at the Purchase Right Share Price. The Company shall describe the proposed Purchase Right Transaction in reasonable detail in such written offer, including the range of prices (which may be expressed in terms of discount and/or premium to the trading price of Capital Stock at the time the Company enters into a binding agreement to issue Purchase Right Shares) within which the Company reasonably expects to sell Purchase Right Shares in the Purchase Right Transaction.

(b)    For purposes of this Section 5.2, the “Purchase Right Share Price” shall be the lowest purchase price (which need not be determined until the time at which the Company enters into definitive documentation with respect to the Purchase Right Transaction), if any, to be paid by a subscriber for or recipient of Purchase Right Shares in the Purchase Right Transaction; and the “Purchase Right Share Amount” shall be that number of the Purchase Right Shares as is equal to the amount obtained by multiplying the total number of Purchase Right Shares by a fraction, the numerator of which is the number of shares of Common Stock beneficially owned by Paulson, and the denominator of which is the total number of shares of Common Stock (excluding shares of Common Stock held in treasury) outstanding, in each case as of the time that the Company makes the offer to Paulson pursuant to Section 5.2(a) hereof.

(c)    If the offer referred to in Section 5.2(a) hereof is irrevocably accepted (subject only to required regulatory approvals, if any) in writing within fifteen (15) Business Days after such offer is delivered to Paulson, then, only if the Purchase Right Transaction is consummated and the price per Purchase Right Share falls within the price range set forth in the written offer delivered to Paulson in accordance with Section 5.2(a), the Company shall issue or sell to Paulson (or any Related Person of Paulson, as the case may be), and Paulson (or any of its Related Persons, as the case may be) shall purchase or subscribe from the Company, that number of Purchase Right Shares as is equal to the Purchase Right Share Amount, at the Purchase Right Share Price.

(d)     If the offer referred to in Section 5.2(a) hereof is not irrevocably accepted (subject only to required regulatory approvals, if any) in writing within fifteen (15) Business Days after such offer is delivered to Paulson, the Company will be free to consummate the Purchase Right Transaction described in the written offer delivered to Paulson in accordance with Section 5.2(a), within the price range described in such written offer, without issuing or selling any Purchase Right Shares to Paulson or any of its Related Persons. The Company shall not consummate any Purchase Right Transaction other than (i) a Purchase Right Transaction described in the previous sentence or (ii) a Purchase Right Transaction described in Section 5.2(c) that is consummated within the price range described in a written offer to Paulson in accordance with Section 5.2(a).

(e)    The purchase and sale or issue and subscription (as the case may be) of any Purchase Right Shares pursuant to this Section 5.2 shall take place concurrently with the closing of the Purchase Right Transaction, or, if a concurrent closing is not practicable, as promptly as practicable thereafter. At the time of purchase or issuance, the Company shall deliver to Paulson (or any of its Related Persons, as the case may be) certificates (or, in the event that the Company issues securities to a third party in an uncertificated form, other evidence of ownership) registered in the name of Paulson (or any of its Related Persons, as the case may be) representing the Purchase Right Shares purchased or issued, and not less than two (2) Business Days prior to the date of purchase or issuance Paulson (or any of its Related Persons, as the case may be) shall transfer to the Company the purchase price therefor in United States dollars by bank check or wire transfer of immediately available funds, as specified by the Company, to an account designated by the Company.

(f)    The Company and Paulson each agree to use all commercially reasonable efforts to obtain any regulatory, stock exchange, or other approval required for any purchase or issuance of Purchase Right Shares by Paulson (or any of its Related Persons) pursuant to this Section 5.2.

(g)The provisions of this Section 5.2 shall apply, with the necessary changes, to any sale by the Company of shares of Capital Stock held in treasury.

(h)Notwithstanding the foregoing, the provisions of paragraphs (a) to (g) of this Section 5.2 shall not apply to Purchase Right Shares issued:

(i)as consideration for M&A Transactions;

(ii)as Equity Awards; or

(iii)at any time after the Third Threshold Date.

SECTION 5.3 Lock-Up Provisions.

(a)In connection with any underwritten offering of Capital Stock (whether or not pursuant to the Registration Rights Agreement), the Company shall, and shall cause the Executive Officers and Directors to, and, prior to the Third Threshold Date, Paulson shall, and shall cause its affiliated companies to, agree with the underwriters in such offering to a lock-up period of up to ninety (90) days (as determined by the underwriters), subject to customary extension provisions and carve-outs.

(b)    Notwithstanding Section 5.3(a) hereof, neither Paulson nor any of its Related Persons shall be obligated to agree to any lock-up period during which it would be prevented from selling all or any portion of its Capital Stock in privately negotiated transactions that are not executed through the facilities of a securities exchange.

SECTION 5.4 Transfers by Paulson. In connection with the proposed disposition (direct or indirect) by Paulson prior to the Third Threshold Date of at least seven percent (7%) of the outstanding Common Stock, the Company shall use all reasonable efforts to take such actions as may be requested by Paulson including making available for review by the proposed acquirers of Common Stock and their financing sources and other transaction participants, and their respective advisors, all financial and other records, corporate documents and documents relating to the business of the Company and its Subsidiaries reasonably requested by Paulson (subject to the execution of a customary confidentiality agreement); making available senior management of the Company for customary management presentations, due diligence and drafting activity; obtaining any required consents of third parties (including Fund and other clients) and governmental authorities; and entering into customary agreements including purchase and sale agreements that include customary representations and warranties by the Company, provided that the obligation of the Company to enter into customary agreements shall not be deemed to require the Company to indemnify the acquirer for breach of such representations and warranties or otherwise be liable for damages arising from a breach of any such representation or warranty.

ARTICLE 6

OTHER PROVISIONS
SECTION 6.1 Access to Personnel and Data. Without limiting any other rights that Paulson may have, whether under this Agreement or otherwise, in addition to the specific rights of Paulson set forth elsewhere in this Agreement, until the Third Threshold Date and subject to Section 4.1(b) and (c) hereof the Company shall continue to provide representatives of Paulson with reasonable access to the Company’s personnel (including senior-level management and other employees) and data.

SECTION 6.2 Internal Communications Protocol. In addition to the specific rights of Paulson set forth elsewhere in this Agreement, until the Third Threshold Date, the Company and Paulson agree to mutually consult with respect to internal communications between the Company and its Subsidiaries which could reasonably be expected to be material to the Company provided, however, the Company shall have met the foregoing obligation if it has consulted with the Paulson Directors with respect to such internal communications.

SECTION 6.3 Access to Historic Records. For a period of two years following the Third Threshold Date, subject to an extension of up to ten years if required due to a legal, tax, accounting or regulatory requirement applicable to the requesting Party, Paulson and the Company shall retain the right to access such records of the other which exist resulting from Paulson’s control or ownership of all or a portion of the Company, its shares, its securities or its assets. Upon reasonable notice and at each Party’s own expense, Paulson (and its authorized representatives) and the Company (and its authorized representatives) shall be afforded access to such records at reasonable times and during normal business hours and each Party (and its authorized representatives) shall be permitted, at its own expense, to make abstracts from, or copies of, any such records.

SECTION 6.4 Indemnification; Liability Insurance.

(a)Until at least the day after the last date on which a Paulson Individual is a Director, officer or employee of the Company or any of its Subsidiaries, the Company shall grant indemnification (including advancement of expenses) to each such Director, officer and employee of the Company or any of its Subsidiaries to the greatest extent permitted under Applicable Law, as may be amended from time to time. Such indemnification and advancement shall continue as to any Paulson Individual (i) who becomes entitled to indemnification or advancement on or prior to such date, notwithstanding any change (except those changes made as required by Applicable Law) in the Company’s indemnification or advancement policies following such date, and (ii) with respect to liabilities existing or arising from events that have occurred on or prior to such date, notwithstanding such Paulson Individual’s ceasing to be a Director, officer or employee of the Company.

(b)The Company warrants and represents that, as of the date of this Agreement, the Company has insurance coverage with respect to director and officer liability (“D&O Coverage”) and fiduciary liability (“Fiduciary Coverage”) covering Directors, officers and employees of the Company, including Paulson Individuals serving in any such capacity at the Company (collectively, the “Agreed Coverage”).

(c)Subject to the provisions of this Section 6.4, the D&O Coverage and Fiduciary Coverage shall be renewed annually and kept in force by the Company on substantially the same terms in order to cover any claims made on or prior to the sixth anniversary of the last date on which any Paulson Individual is a Director, officer or employee of the Company. The Company shall be responsible for the cost of D&O Coverage and Fiduciary Coverage that covers Directors, officers and employees of the Company, including Paulson Individuals serving in any such capacity at the Company.

(d)As used in this Section 6.4, the term “D&O Coverage,” “Fiduciary Coverage”, and “Agreed Coverage” shall mean the coverages in place as of the date of this Agreement and “Coverage Change” shall mean any renewal, amendment, endorsement or replacement of such coverage. A change in premium for any such Agreed Coverage shall not be considered a “Coverage Change.”

(e)The Company will, at the date of this agreement and from time to time thereafter as applicable, provide Paulson with copies of any policies of insurance, binders, proposed terms or wording and other relevant information or documents with respect to the Agreed Coverage or any actual or proposed Coverage Change regarding the Agreed Coverage or Coverage Change provided, however, the Company shall have met the foregoing obligation to provide Paulson the relevant information if it has provided the Paulson Directors with such copies.

(f)The Company shall provide Paulson with reasonable prior notice of any proposed Coverage Change and any proposed change in premiums on the Agreed Coverage. No Coverage Change shall become effective that would have the effect of making the Agreed Coverage (i) less favorable to Paulson Individuals in comparison to Directors, officers or employees of the Company than is the Agreed Coverage prior to such Coverage Change, or (ii) less favorable to Paulson in comparison to the Company and its Subsidiaries than is the Agreed Coverage prior to such Coverage Change, without the prior written consent of Paulson.

(g)In the event that any insured makes a claim or delivers a notice of circumstances under any insurance policy providing the Agreed Coverage, then, provided that attorney-client privilege and attorney-work product privilege are protected and preserved with respect to such matters (including by entering into a common interest agreement), each of the Company (with respect to claims or notices by the Company or any of its Subsidiaries or any Director, officer or employee of the Company) and Paulson (with respect to claims or notices by Paulson or any Paulson Individual) shall promptly provide written notice to the other of such claim or notice of circumstances and shall continue to keep the other informed of the status and progress of such claim or notice of circumstances, including providing copies of such relevant documentation and correspondence with the insurers as the other may request.

(h)In the event that multiple insureds make claims or deliver notices of circumstances with respect to the same underlying events or facts under any insurance policy providing the Agreed Coverage, then, provided that attorney-client privilege and attorney-work product protection are protected and preserved with respect to such matters (including by entering into a common interest agreement), each of the Company (with respect to claims or notices by the Company or any of its Subsidiaries or any Director, officer or employee of the Company other than a Paulson Individual) and Paulson (with respect to claims or notices by Paulson or any Paulson Individual) shall cooperate with the other in connection with (i) the defense of allegations from third parties with respect to the underlying events or facts, and (ii) dealing with the insurers providing the Agreed Coverage with respect to asserting rights to coverage in respect of such third party claims and the underlying events or facts, in all cases with the intention of seeking to maximize the aggregate benefits to all insureds under the Agreed Coverage in respect of such third party claims and the underlying events or facts.

(i)In the event that any conflict of interest arises between insureds that make claims or deliver notices of circumstances under any insurance policy providing the Agreed Coverage, then each of the Company (with respect to claims or notices by the Company or any of its Subsidiaries or any Director, officer or employee of the Company) and Paulson (with respect to claims or notices by Paulson or any Paulson Individual) shall use commercially reasonable efforts to resolve such conflict or to manage it in such a way as to maximize the aggregate benefits to all insureds under the Agreed Coverage.

(j)For purposes of this Section 6.4, “Paulson Individual” shall mean (i) any director, officer or employee of Paulson, or (ii) any Person designated by Paulson as a Paulson Director and who serves in such capacity.

(k)Without prejudice to Section 6.4(a), where any Paulson Individual becomes involved in any claim, action, cause of action, suit, proceeding or investigation of any nature in connection with which he may be entitled to indemnification by the Company, the Company shall undertake to pay to any third party (as a direct and primary obligation of the Company to that third party) any expenses in connection therewith for which the Paulson Individual would be entitled to indemni-fication. This Section 6.4(k) shall apply to such expenses as are identified by the Paulson Individual. The Paulson Individual shall not be entitled to advancement of any such expenses that the Company is obligated to pay directly to a third party.

SECTION 6.5 Non-Solicitation.

(a)    Until the Third Threshold Date, Paulson shall not, nor shall it cause or permit any of its Related Persons to, solicit for employment, recruit for employment or hire (or attempt to solicit, recruit or hire) any employees of the Company or any of its Subsidiaries who are known by Paulson (or the relevant Related Person) to be employed by the Company or any of its Subsidiaries without the prior written consent of the Company; and

(b)    until the Third Threshold Date, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, solicit for employment, recruit for employment or hire (or attempt to solicit, recruit or hire) any employees of Paulson or any of its Related Persons who are known by the Company (or its relevant Subsidiary) to be employed by Paulson or its Related Persons without the prior written consent of Paulson, provided, however, that nothing contained in this Section 6.5 shall prohibit or apply to a Party or any of its Subsidiaries conducting general advertisements that are not specifically targeted at employees of another Party or any of its Subsidiaries; and provided further, that the restrictions set forth in this Section 6.5 shall not apply to solicitations, recruitment or hiring by the “Affiliates” of the Company, as such term is used in the Company’s reports filed pursuant to the Exchange Act: if neither the Company nor any of its Subsidiaries other than such

“Affiliates” has induced, encouraged or participated in the otherwise prohibited solicitation, recruitment or hiring by such “Affiliate”.

ARTICLE 7

RESERVED

ARTICLE 8

GENERAL PROVISIONS
SECTION 8.1 Notices.  Unless otherwise provided in this Agreement, all notices, consents and other communications provided for hereunder shall be dated and in writing (excluding email) and shall be deemed to have been given (a) when delivered, if delivered personally, sent by confirmed telecopy or sent by registered or certified mail, return receipt requested, postage prepaid, provided that such delivery is completed during normal business hours of the recipient, failing which such notice shall be deemed to have been given on the next Business Day, (b) on the next Business Day if sent by overnight courier and delivered on such Business Day within ordinary business hours and, if not, the next Business Day following delivery; and (c) when received, if received during normal business hours and, if not, the next Business Day after receipt, if delivered by means other than those specified above. Such notices shall be delivered to the address set forth below, or to such other address as a Party shall have furnished to the other Party in accordance with this Section 8.1:

If to Paulson:
Paulson & Co. Inc.
1133 Avenue of the Americas
New York, NY 10036

Attention: Michael Waldorf
Telephone (212) 956-2472
Facsimile: (212) 351-5887

with copies (which shall not constitute notice) to:

Kleinberg, Kaplan, Wolff & Cohen
551 Fifth Avenue
New York, NY 10176

Attention: Chris Davis, Esq
Telephone (212) 880-9865
Facsimile: (212) 986-8866

If to the Company:
BrightSphere Investment Group Inc.
200 Clarendon Street, 53rd Floor
Boston, MA 02116
Attention: Chief Executive Officer
Telephone: (617) 369-7371
Facsimile: (617)369-7456

with a copy (which shall not constitute notice) to:

Morgan Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178-0060
Attention: Christina Edling Melendi, Esq.
Telephone: (212) 309-6949

Facsimile: (212) 309-6001

SECTION 8.2 Binding Effect; Benefits.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

SECTION 8.3 Remedies.

(a)The Parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage could result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to any Party, and notwithstanding the provisions of Article 7, an aggrieved Party under this Agreement is entitled to seek specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy. Neither Party shall be required to obtain or furnish any bond or similar instrument in connection with or as a condition to obtaining or seeking any such remedy. For the avoidance of doubt, nothing in this Agreement shall diminish the availability of specific performance of the obligations under this Agreement or any other injunctive relief.

(b)Such remedies, and any and all other remedies provided for in this Agreement, shall be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any Party may otherwise have. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each Party hereby further agrees that in the event of any action by the other Party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

SECTION 8.4 Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of laws rules thereof. The parties irrevocably consent to service of process by any means available under Delaware law and consent to the exclusive, both personal and subject-matter, jurisdiction and venue of any chancery court in the state of Delaware and irrevocably waive the right to object to such venue of any such court on the grounds that such forum is inconvenient. To the extent that in any jurisdiction any party may now or hereafter claim or be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, each party irrevocably agrees, to the extent permitted by law, not to claim, and it hereby waives, such immunity in connection with any contractual dispute with respect to this agreement. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.5 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

SECTION 8.6 Severability.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties shall be enforceable to the fullest extent permitted by law. To the extent that any such provision is so held to be invalid, illegal or unenforceable, the Parties shall in good faith use commercially reasonable efforts to find and effect an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

SECTION 8.7 Confidential Information.  Each Party shall treat all information provided to it by any other Party with the same degree of care as such Party treats its own information of the same nature (including, compliance with Regulation FD under the Exchange Act to the extent applicable), provided that this Section 8.7 shall not apply to information relating to or disclosed in any registration statement filed in accordance with the terms of the Registration Rights Agreement. Proprietary information received by a Party from any other Party shall not be utilized by such Party to engage, directly or indirectly (including through Subsidiaries) in a business in competition with the business of such other Party or any of its Subsidiaries; provided, however, that the Company agrees that Paulson may use proprietary information from the Company for the purpose of monitoring and managing its investment in the Company. Notwithstanding the foregoing, the restrictions in this Section 8.7 shall not apply to any Party to the extent that (i) any information is or becomes generally available to the public other than as a result of disclosure by such Party, (ii) any information is required by Applicable Law to be disclosed by such Party or (iii) any information was or becomes available to such Party on a non-confidential basis and from a source (other than another Party or any Affiliate or representative of such other Party) that is not bound by a confidentiality agreement with respect to such information.

SECTION 8.8 Market Abuse.  In no event shall any Party or any of its Subsidiaries or any of their respective directors, officers, or employees communicate material non-public information or price-sensitive information of any other Party in connection with acquiring or disposing of securities of any other Party or transacting in any way in such securities. Each Party shall be liable for any breach of this Section 8.8 by it or any of its Subsidiaries or any of their respective directors, officers, and employees.

SECTION 8.9 Amendment, Modification and Waiver.  This Agreement may be amended, modified or supplemented only by written agreement executed by the Parties. Any failure of a Party to comply with any obligation, covenant or agreement contained in this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument duly executed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant or agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

SECTION 8.10 No Partnership or Agency.  Nothing in this Agreement shall create a partnership, joint venture or establish a relationship of principal and agent or any other fiduciary relationship between or among any of the Parties.

SECTION 8.11 Other Business.  The Company:

(a)    acknowledges that each of the other Parties and their respective members, partners, shareholders, officers and directors, employees, agents, representatives, appointed members of the Board of Directors and Subsidiaries (“Paulson Persons”) have or may have in the future other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company or any of its Subsidiaries;

(b)    agrees that, subject to Section 8.7, each of the Paulson Persons shall be entitled to carry on such other business interests, activities and investments in such manner as they, in their sole discretion, may choose, and shall not have any obligation to offer any interest or participation in or arising out of such activities, or the income or profits derived therefrom, to the Company or to any of its Subsidiaries; and

(c)    agrees that, subject to Section 8.7, the pursuit of such activities, even if competitive with the business of the Company or any of its Subsidiaries, will not be deemed wrongful or improper.

SECTION 8.12 Assignment.

(a)Except as otherwise provided for in Section 8.12(b) or otherwise in this Agreement, neither this Agreement nor any of the rights of any Party under this Agreement may be assigned by such Party without the prior written consent of the other Parties.

(b)Notwithstanding Section 8.12(a) above, Paulson may, without such consent, assign this Agreement or any of their respective rights hereunder to:

(i)any Related Person of Paulson;

(ii)any other Person, provided that with respect to this Section 8.12(b)(ii) only (1) the assignee of such rights shall acquire initially the rights hereunder that Paulson would have at the level of ownership acquired by the assignee (subject to a change in such rights as the assignee’s level of ownership changes, as herein provided), (2) Paulson may only make one assignment pursuant to this Section 8.12(b)(ii), and (3) the assignee of such rights (and any future assignee) may subsequently assign its rights only once, in which event the subsequent assignee initially shall have the rights hereunder that the assignor would have at the level of ownership acquired by such assignee (subject to a change in such rights as the assignee’s level of ownership changes, as herein provided). For the avoidance of doubt, the parties intend that the assignment rights provided for in this Section 8.12(b)(ii) shall be interpreted as set forth in Schedule I.

SECTION 8.13 Further Assurances. Each Party shall, on being required to do so by any other Party, perform or procure the performance of all such acts and/or execute and/or deliver or procure the execution and/or delivery of all such documents (in each case at its own expense), as may be required by law or as any other Party may from time to time reasonably require in order to implement and give full effect to this Agreement.

SECTION 8.14 Reserved

SECTION 8.15 Entire Agreement. This Agreement, including any schedules or exhibits hereto, embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter covered by this Agreement and supersedes in all respects all prior agreement relating to the subject matter hereof between the Parties. Notwithstanding the foregoing, nothing in this Agreement shall limit, reduce or eliminate any rights that Paulson may otherwise have.

SECTION 8.16 Reserved

SECTION 8.17 Term. Except to the extent set forth in the following sentence, this Agreement shall terminate and be of no further force or effect as of the Third Threshold Date. Notwithstanding the foregoing sentence, the provisions of Article 1, Article 7, Article 8, and Section 6.3 hereof shall survive termination of this Agreement. For the avoidance of doubt, to the extent this Agreement or rights hereunder have been assigned pursuant to Section 8.12(b)(ii), any termination pursuant to this Section 8.17 shall apply only with respect to the shareholder that ceases to beneficially own, directly or indirectly, at least 7% of the outstanding shares of Common Stock.

[SIGNATURE PAGE FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Stockholder Agreement to be executed as of the first day written above.

BRIGHTSPHERE INVESTMENT GROUP INC.

By: _/s/ Suren Rana_____________________
Name: Suren Rana
Title: Chief Financial Officer

PAULSON & CO. INC.

By: _/s/ Michael Waldorf_______________
Name: Michael Waldorf
Title: Partner and Senior Counsel